Exhibit 1.01

CONFLICT MINERALS REPORT OF LG DISPLAY CO., LTD.

FOR THE YEAR ENDED DECEMBER 31, 2014

This is the Conflict Minerals Report of LG Display Co., Ltd. for the year ended December 31, 2014 (this “Report”). In this Report, the terms “we,” “us” and “our” refer to LG Display Co., Ltd. and its consolidated subsidiaries. Capitalized terms in this Report that have not been expressly defined herein have the meanings assigned to them in Rule 13p-1 (“Rule 13p-1”) under the Exchange Act of 1934, as amended (the “Exchange Act”) and Form SD.

A company is required to file Form SD with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 if it manufactures, or contracts to manufacture, products for which certain specified minerals are necessary to the functionality or production of the products. These minerals consist of columbite-tantalite (also referred to as “coltan”), cassiterite and wolframite (and their derivatives tantalum, tin, and tungsten), and gold and are referred to as “conflict minerals” (also referred to as “3TG minerals” in this Report) regardless of the geographic origin of the minerals and whether or not they fund armed conflict. Under certain circumstances as set forth in Rule 13p-1, a company is further required to file a Conflict Minerals Report as an exhibit to Form SD.

This Report is also publicly available on our website at www.lgdisplay.com.

This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including (but not limited to) statements about expected future supplier diligence and engagement efforts, development of our systems supporting those efforts and participation in industry supply chain efforts. Many of the forward-looking statements contained in this document may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. These forward-looking statements are based on our expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties are difficult to predict accurately and may be beyond our control, and may include (but are not limited to) the following: regulatory changes and judicial developments relating to conflict minerals disclosure; changes in or developments related to our products or our supply chain; industry developments relating to supply chain diligence, disclosure and other practices; and cost considerations. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in the our reports filed with the SEC. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise.

Company and Product Overview

We are a leading innovator of thin-film transistor liquid crystal display (“TFT-LCD”) technology and other display panel technologies, including organic light-emitting diode (“OLED”) technology. We manufacture and sell display panels in a broad range of sizes and specifications (collectively, “display products”) primarily to end-brand customers who incorporate our display panels as component parts in the manufacture and assembly of televisions, notebook computers, desktop monitors, tablet computers and mobile and other application products. 3TG minerals are commonly used in electronic products in general, and we have determined that they are necessary to the functionality of our display products, which consists of thousands of component parts and raw materials.

For additional information about our business in general, please refer to our most recent annual report on Form 20-F for the year ended 2014 filed with the SEC on April 30, 2015.

Conflict Minerals Policy

As a responsible corporate citizen, we believe in ethical sourcing and have formulated and announced a conflict minerals policy (our “Policy”), which is to eliminate from our display products the use of 3TG minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, the “Covered Countries”). Our current Policy is publicly available on our website at http://www.lgdisplay.com/eng/sustainability/safetyEnvironment/conflictMinerals/policy and serves as a common reference point for all our suppliers and us internally.

We believe the implementation of our Policy and our efforts in furtherance thereof, as further described below, have contributed to reducing the risk that 3TG minerals in our supply chain directly or indirectly financed or benefitted armed groups in the Covered Countries. The number of smelters and refiners in our supply chain that were verified as compliant with the Conflict-Free Smelter Program (“CFSP”) of the Conflict-Free Sourcing Initiative (“CFSI”) in 2014 was more than twice the number in 2013, with the result that a majority of the identified and reported smelters and refiners in our supply chain as of December 31, 2014 have been verified as compliant with the CFSP’s assessment protocols (“CFSP-compliant”). Based on our source and chain of custody due diligence for the year ended December 31, 2014, we have not identified any instances in which our sourcing of 3TG minerals necessary to the functionality of our display products directly or indirectly financed or benefitted armed groups in the Covered Countries. In addition, we were able to confirm that 100% of the tantalum smelters known to be in our supply chain as of December 31, 2014 were CFSP-compliant.

Results of Reasonable Country of Origin Inquiry

As required under Rule 13p-1, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) with respect to 3TG minerals contained in our display products manufactured in 2014. We believe our RCOI was reasonably designed to determine whether any 3TG minerals contained in our display products originated in the Covered Countries or were from recycled or scrap sources.

Based on our RCOI, and as described further below, although we did not find any indication that the 3TG minerals necessary to the functionality of our display products originated from a Covered Country, we concluded that we had insufficient information to determine that there was no reason to believe that the 3TG minerals necessary to the functionality of our display products may have originated from a Covered Country or were not from recycled or scrap sources.

Source and Chain of Custody Due Diligence

Given the results of our RCOI, we engaged in additional due diligence on the source and chain of custody of the 3TG minerals necessary to the functionality of our display products. As further described below, our due diligence conformed in all material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) and related Supplements (“OECD Guidance”) for downstream companies.

As an integral part of our source and chain of custody due diligence, we have conducted supply chain surveys by requesting that our suppliers of component parts and raw materials used in our display products (the “Covered Suppliers”) fill out the Conflict Minerals Reporting Template (“CMRT”) developed by the CFSI, an initiative founded by members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative. The CFSP of the CFSI uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only minerals not benefitting armed groups in the Covered Countries. Further, we have requested certifications from each Covered Supplier regarding the truthfulness of its CMRT responses.

Company Management System

In 2013, our senior management established a 3TG minerals task force consisting of managerial level employees from our Purchasing Planning Team, Legal Department and Investor Relations Team along with outside consultants (the “Task Force”) to take the lead in formulating our Policy, implementing our Policy with our suppliers and us internally and conducting due diligence on our supply chain based on the OECD Guidance.

The Task Force assigned roles and responsibilities to relevant internal teams and departments to implement our Policy and established a process for monitoring 3TG minerals in our supply chain. In addition, the Task Force engaged with senior management and working level personnel of our Covered Suppliers to raise awareness of regulations applicable to the sourcing of 3TG minerals and to educate them on our Policy. Over time, we have expanded the scope of our supplier education outreach from our direct suppliers to our second- and third-tier suppliers, and we have shared policy guidelines and updates on conflict minerals management with our suppliers in an effort to facilitate compliance on their part.

In 2014, further to our efforts to more accurately identify the use of 3TG minerals in our supply chain, we implemented a conflict minerals management system (our “System”) for the overall management and coordination of our processes related to 3TG minerals, including verification of supplier data, immediate risk assessments and analyses of 3TG minerals usage statistics. The implementation of our System has enabled us to categorize and monitor our 3TG minerals usage by buyer and model, on a real-time basis, and to track 3TG minerals throughout our supply chain.

The expansion of our supplier education efforts and the implementation of our System have also contributed to the reliability and accuracy of the information we are able to garner from and about our supply chain. In their 2013 CMRT responses, our Covered Suppliers had listed a total of approximately 500 entities as smelters or refiners from which 3TG minerals were sourced, and we faced many challenges in identifying the smelters and refiners so listed because either we could not locate or otherwise verify the listed entity or the listed entity was located but was found not to be a smelter or refiner. In 2014, as a result of additional verification efforts by us and our suppliers, including direct communications with listed entities, we were able to narrow the list to 247 smelters and refiners that we believe were operational and still in our supply chain as of December 31, 2014.

Building upon the CMRT responses we received for the year ended 2013, which had been provided at a company level, we improved upon our supply chain survey by requesting relevant suppliers to fill out the CMRT on a product-by-product level. We have continued in our efforts to identify and monitor smelters and refiners and encourage them to receive verification as independently audited under the CFSP of the CFSI. We have also established an action plan to address unaudited smelters and refiners; to improve the integrity and accuracy of the information in our 3TG minerals database; and to hedge our exposure to operational risks associated with 3TG minerals.

In furtherance of our Policy, we currently require all of our suppliers to agree to adhere to our Policy. In the case of Covered Suppliers who responded that they do not use 3TG minerals or that they source from CFSP-compliant smelters or refiners, we require that they covenant not to use 3TG minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. We have also developed a supplier code of conduct and we encourage our suppliers to formulate their own 3TG policies and identify all smelters and refiners that supply 3TG minerals in their supply chains. To encourage compliance with our Policy, we have also made the reporting center, including the cyber reporting center, of our Administrative Office of Ethics available to our employees, suppliers and other stakeholders to report any alleged violations of our Policy on a confidential basis.

Supply Chain Risk Identification and Assessment

In their CMRT responses, our Covered Suppliers identified smelters and refiners that they listed as sources for the 3TG minerals contained in the component parts and raw materials they supply. We further checked whether any of these smelters or refiners were located in or near Covered Countries or areas suspected of transporting or sourcing 3TG minerals from Covered Countries. As a result of increased supplier education and additional verification efforts by us and our suppliers, including direct communications with entities listed by our Covered Suppliers for the year ended December 31, 2014, we were able to more accurately determine the list of smelters and refiners in our supply chain in comparison to the year ended December 31, 2013. We utilized our System to perform immediate risk assessments on our Covered Suppliers’ 3TG mineral information and informed our Covered Suppliers of applicable risks. We continue to monitor the risk hedging activities of our Covered Suppliers.

Based on their CMRT responses, we assessed the risk associated with the Covered Suppliers, smelters and refiners and categorized each Covered Supplier into one of the following three categories:

•	No Risk: Supplier either (i) reported no 3TG minerals are contained in component parts or raw materials it supplies or (ii) reported it sources 3TG minerals only from CFSP-compliant smelters and refiners, and confirmed such 3TG minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries.

•	Low Risk: Supplier reported it sources 3TG minerals only from CFSP-compliant smelters but did not provide separate confirmation that such 3TG minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries.

•	High Risk: Supplier reported it sources 3TG minerals from smelters and refiners that were not independently audited under the CFSP.

Response Strategy to Identified Risk

To address the identified risks, we established a risk hedging plan with respect to suppliers in the High Risk category. Pursuant to the risk hedging plan, we instructed suppliers within the High Risk category to adhere to the following alternatives:

•	Require the non-compliant smelter or refiner to be independently audited under the CFSP;

•	Reroute sourcing of 3TG minerals to CFSP-compliant smelters and refiners;

•	Eliminate from their supply chain smelters or refiners that were not CFSP-compliant; or

•	Reroute sourcing to up-stream suppliers that source only from CFSP-compliant smelters and refiners.

In addition, we selected over 20 suppliers (the “Selected Suppliers”), which were in the High Risk category, for additional due diligence. In selecting these suppliers, we also took into consideration whether the supplier had a 3TG minerals policy of its own, the scope of 3TG minerals usage due diligence conducted by the supplier itself, the geographic location of the supplier, the geographic location of the smelters and refiners identified by the supplier and the number of smelters and refiners identified by the supplier.

We reviewed the RCOI procedures of the Selected Suppliers as well as their 3TG minerals management level. We engaged in additional training and education with the Selected Suppliers on how to improve their 3TG minerals management and we assessed their improvements and grievances.

Third-party Independent Audit of Supply Chain

As a downstream company, there are many steps in the supply chain separating us from the mines, smelters and refiners that source the 3TG minerals contained in our display products. With respect to smelters and refiners known to be in our supply chain, we make reference to independent third-party audits used by the CFSP to identify smelters and refiners that have systems in place to assure sourcing of only minerals not benefitting armed groups in the Covered Countries.

We have not obtained an independent third-party audit of our own supply chain. If required in the future, we will do so in the manner required by Rule 13p-1. Furthermore, we will continue to support private and public efforts to encourage sourcing of 3TG minerals not benefitting armed groups in the Covered Countries.

Results of Source and Chain of Custody Due Diligence

Based on the CMRT responses provided by our Covered Suppliers and our further due diligence to confirm the usage of 3TG minerals within our supply chain, we identified a total of 247 entities as smelters or refiners from which 3TG minerals were sourced. Of the 247 smelters and refiners we identified, 153 were independently audited under the CFSP and designated as “compliant,” and 35 were progressing towards completion of an independent audit under the CFSP and designated as “active.” The remaining 59 smelters or refiners were not independently audited under the CFSP (“non-participating”).

As a result of our source and chain of custody due diligence for the year ended December 31, 2014, we have not identified any instances in which our sourcing of 3TG minerals necessary to the functionality of our display products directly or indirectly financed or benefitted armed groups in the Covered Countries. In addition, we were able to confirm that 100% of the tantalum smelters known to be in our supply chain as of December 31, 2014 were CFSP-compliant.

The following table sets forth the number of smelters and refiners in our supply chain by CFSP status and type of mineral.

Status of identified smelters and refiners	Tantalum	Tin	Tungsten	Gold	Total

Compliant	36	36	15	66	153
Active	—	13	16	6	35
Non-participating	—	25	2	32	59
Total	36	74	33	104	247
Total compliant ratio (%)	100%	49%	45%	63%	62%
Total compliant and active ratio (%)	100%	66%	94%	69%	76%

The number of smelters and refiners in our supply chain that were verified as CFSP-compliant in 2014 was more than twice the number in 2013, with the result that 62% of the identified and reported smelters and refiners in our supply chain as of December 31, 2014 have been verified as CFSP-compliant. As of such date, 76% of the identified and reported smelters and refiners in our supply chain were either CFSP-compliant or CFSP-active.

With respect to the smelters and refiners we identified as not independently audited under the CFSP, we have communicated with such processing facilities to request that they participate in the CFSP. Certain of these smelters and refiners who refused to engage in the CFSP process were subsequently removed from our supply chain.

Based on the information provided by our suppliers and our own due diligence efforts with known smelters and refiners through December 31, 2014, we believe that the facilities that may have been used to process the 3TG minerals in our products include the smelters and refiners listed in Annex I below.

Future Measures

As a responsible corporate citizen, in 2015, we will continue to seek to source all 3TG minerals in our supply chain from smelters and refiners that are participating in the CFSP or that have otherwise been verified under an independent third-party audit as sourcing only minerals not benefitting armed groups in the Covered Countries, and we intend to do so through the following measures:

•	Continue conducting due diligence of our supply chain and educating and training our Covered Suppliers in order to drive proactive measures by such suppliers;

•	Pursue voluntary participation in the CSFP by more smelters and refiners;

•	Continue information sharing and collaborative efforts with governmental and non-governmental entities and academia; and

•	Aim to eliminate from our display products the use of not only 3TG minerals that directly or indirectly finance or benefit armed groups in the Covered Countries, but also minerals from other conflict regions or regions where human rights violations are occurring.

Annex I

Compliant Smelters and Refiners

Mineral	Smelter or Refiner Name	Country
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corp	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery – Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Eco-System Recycling Co. Ltd.	Japan
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Johnson Matthey Inc	United States
Gold	Johnson Matthey Ltd	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co. Ltd.	Japan
Gold	Kazzinc Ltd	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States
Gold	Kojima Chemicals Co. Ltd	Japan
Gold	L’ azurde Company For Jewelry	Saudi Arabia
Gold	LS-NIKKO Copper Inc.	Korea, Republic of
Gold	Materion	United States
Gold	Matsuda Sangyo Co. Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong
Gold	Metalor Technologies (Singapore) Pte. Ltd.	Singapore
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Met-Mex Peñoles, S.A.	Mexico
Gold	Mistubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co. Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals LLC	United States
Gold	Ohura Precious Metal Industry Co., Ltd	Japan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Russian Federation
Gold	PAMP SA	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Schone Edelmetaal	Netherlands
Gold	SEMPSA Joyería Platería SA	Spain

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co. Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co. Ltd	China
Gold	Tokuriki Honten Co. Ltd	Japan
Gold	Umicore Brasil Ltda	Brazil
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining Inc.	United States
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co. Ltd	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Singway Technology Co., Ltd.	Taiwan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	Hi-Temp	United States
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co. Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India (Pvt.) Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co. Ltd.	China
Tantalum	QuantumClean	United States
Tantalum	RFH Tantalum Smeltry Co., Ltd	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Telex	United States
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	Plansee SE Liezen	Austria
Tantalum	H.C. Starck Co. Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	Plansee SE Reutte	Austria
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	KEMET Blue Powder	United States
Tin	China Rare Metal Materials Company	China

Tin	Alpha	United States
Tin	Cooper Santa	Brazil
Tin	CV United Smelting	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallo Chimique	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	OMSA	Bolivia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT REFINED BANGKA TIN	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah (Persero) Tbk	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Tin Company Ltd.	China
Tin	Magnu’s Minerais Metais e Ligas LTDA	Brazil
Tin	Melt Metais e Ligas S/A	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Hunan Chunchang Nonferrous Metals Co. Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co. Ltd.	China
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co. Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co. Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co. Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Active Smelters and Refiners

Mineral	Smelter or Refiner Name	Country
Gold	Asaka Riken Co Ltd	Japan
Gold	Cendres + Métaux SA	Switzerland
Gold	Doduco	Germany
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Torecom	Korea, Republic of
Gold	Yokohama Metal Co Ltd	Japan
Tin	CV JusTindo	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	Fenix Metals	Poland
Tin	China Tin Group Co. Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Inti Stania Prima	Indonesia
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States
Tungsten	Guangdong Xianglu Tungsten Co. Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co. Ltd.	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Kennametal Fallon	United States
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Non-participating Smelters and Refiners

Mineral	Smelter or Refiner Name	Country
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Bauer Walser AG	Germany
Gold	Caridad	Mexico
Gold	Yunnan Copper Industry Co Ltd	China
Gold	Chugai Mining	Japan
Gold	Colt Refining	United States
Gold	Daejin Indus Co. Ltd	Korea, Republic of

Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Do Sung Corporation	Korea, Republic of
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Gansu Seemine Material Hi-Tech Co Ltd	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Hunan Chenzhou Mining Group Co., Ltd.	China
Gold	Hwasung CJ Co. Ltd	Korea, Republic of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Jiangxi Copper Company Limited	China
Gold	Korea Metal Co. Ltd	Korea, Republic of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	China
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	Penglai Penggang Gold Industry Co Ltd	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	Sabin Metal Corp.	United States
Gold	SAMWON METALS Corp.	Korea, Republic of
Gold	So Accurate Group, Inc.	United States
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	Tongling nonferrous Metals Group Co.,Ltd	China
Gold	Guangdong Jinding Gold Limited	China
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	CV Gita Pesona	Indonesia
Tin	CV Makmur Jaya	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Gejiu Zi-Li	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jiangxi Nanshan	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Linwu Xianggui Smelter Co	China
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Koba Tin	Indonesia
Tin	PT Seirama Tin investment	Indonesia
Tin	PT Supra Sukses Trinusa	Indonesia
Tin	PT Pelat Timah Nusantara Tbk	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	PT Yinchendo Mining Industry	Indonesia
Tin	PT HANJAYA PERKASA METALS	Indonesia
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	China